UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________________________________________
FORM SD
SPECIALIZED DISCLOSURE REPORT
_____________________________________________

Iridium Communications Inc.
(Exact name of registrant as specified in its charter)
_____________________________________________

Delaware	001-33963
(State or other jurisdiction of incorporation)	(Commission File Number)

1750 Tysons Boulevard, Suite 1400 McLean, VA	22102
(Address of principal executive offices)	(Zip Code)

Kathleen A. Morgan
703-287-7400
(Name and telephone number, including area code, of the person to contact in connection with this report)
_____________________________________________

Check the appropriate box below to indicate the rule pursuant to which this form is being filed, and provide the period to which the information in this form applies:
☒    Rule 13p-1 under the Securities Exchange Act (17 CFR 240.13p-1) for the reporting period from January 1 to December 31, 2024.
☐    Rule 13q-1 under the Securities Exchange Act (17 CFR 240.13q-1) for the fiscal year ended __________.

Section 1 — Conflict Minerals Disclosure

Item 1.01 Conflict Minerals Disclosure and Report

Conflict Minerals Disclosure

This Form SD of Iridium Communications Inc. (the “Company”) is filed pursuant to Rule 13p-1 under the Securities Exchange Act of 1934 for the reporting period from January 1 through December 31, 2024.

A copy of the Company’s Conflict Minerals Report is attached hereto as Exhibit 1.01 and is publicly available at the Company’s website: https://www.iridium.com/company-info/corporate-social-responsibility/sustainability/#conflict-minerals.

Item 1.02 Exhibit

As specified in Section 3 of this Form SD, the Company is hereby filing its Conflict Minerals Report as Exhibit 1.01 to this report.

Section 3 — Exhibits
Item 3.01 Exhibits

Exhibit Number	Description
1.01	Conflict Minerals Report of Iridium Communications Inc. for the period January 1 - December 31, 2024, as required by Items 1.01 and 1.02 of this Form

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the duly authorized undersigned.

                                 IRIDIUM COMMUNICATIONS INC.

Date: May 5, 2025                     By:    /s/ Kathleen A. Morgan
                                 Name:     Kathleen A. Morgan
                                 Title:     Chief Legal Officer